KOL Review of Lumos Pharma’s Interim Phase 2 Data Supports Potential for New Oral Therapeutic Paradigm for Moderate Idiopathic PGHD Patients

AUSTIN, TX, December 12, 2022 – Lumos Pharma, Inc. (NASDAQ:LUMO), a clinical-stage biopharmaceutical company focused on rare disorders, hosted two key opinion leaders (KOLs) in the field of pediatric endocrinology on December 6th to review the Company’s interim data from two Phase 2 trials evaluating oral LUM-201 in moderate idiopathic Pediatric Growth Hormone Deficiency (iPGHD). Andrew Dauber, MD, MMSc, Chief of Endocrinology, Children’s National Hospital, and Fernando Cassorla, MD, Chief of Pediatric Endocrinology, University of Chile, discussed recently released (on November 14, 2022) and new interim data (presented on December 6, 2022) from two ongoing OraGrowtH trials.

“Lumos Pharma was delighted to host Drs. Andrew Dauber and Fernando Cassorla, investigators in our OraGrowtH210 and OraGrowtH212 trials, respectively, to share their insights about oral LUM-201 and its potential to treat children with moderate idiopathic PGHD,” said Rick Hawkins, Chairman and CEO of Lumos Pharma. “For the last 40 years, these children have had only injectable growth hormone as a treatment option. In their discussion, both Dr. Dauber and Dr. Cassorla highlighted interim clinical data that supports the potential for LUM-201 as a welcome oral alternative to current therapies that require frequent injections.”

Replay Links:	KOL Webcast
Lumos Events & Presentations

Highlights from Dr. Andrew Dauber’s Discussion of Interim Phase 2 OraGrowtH210 Results

•LUM-201, an oral growth hormone secretagogue, has a unique mechanism of action, targeting specific receptors on the pituitary and hypothalamus to stimulate the natural pulsatile secretion of growth hormone for moderate idiopathic PGHD patients with an intact pituitary-hypothalamic axis
•Reviewed the Interim Phase 2 OraGrowtH210 data announced on November 14, 2022. Reiterated that the annualized growth of 8.6 cm/year at 6 months on 1.6 mg/kg/day of LUM-201 met expectations of 8.3-8.5 cm/year annualized growth at 12 months on therapy established across multiple large datasets of moderate idiopathic PGHD patients on daily rhGH1,2,3,4
•Outsized growth in the trial’s control arm of 10 subjects was likely due to imbalances of baseline characteristics in that arm compared to the 31 subjects across the LUM-201 arms and would likely resolve at full enrollment of 80 subjects in the Phase 2 trial and would not likely be repeated in a large Phase 3 trial
•Safety and tolerability for LUM-201 appear comparable to rhGH in this study period

Highlights from Dr. Fernando Cassorla’s Discussion of Interim PK/PD OraGrowtH212 Results

•New data: A stimulation dose of 0.8 mg/kg LUM-201 produces a substantial growth hormone (GH) response

•New data: LUM-201 at 1.6 and 3.2 mg/kg/day produced a substantial increase in height velocity at 6 months versus baseline for all 10 subjects evaluated in the interim analysis of the OraGrowtH212 Trial
•New data: Substantial increases in growth hormone (GH) area under the curve (AUC) and IGF-1 levels at 6 months on both doses of LUM-201 compared to baseline were also observed
•New baseline data showing age and Height SDS values for OraGrowtH212 was presented which suggest that the 3.2 mg cohort was somewhat more growth hormone deficient than the 1.6 mg cohort, likely explaining the seemingly faster growth seen in the 3.2 mg/kg/day LUM-201 cohort

1 Blum et al JES 2021, 2 Lechuga-Sancho et al JPEM 2009, 3 Ranke et al JCEM 2010, 4 Bright et al JES 2021.

Drawing from their experience in the clinic, Dr. Dauber and Dr. Cassorla noted the compliance issues with the injectable growth hormone, the only current treatment option for PGHD, supporting the potential for an oral therapeutic like LUM-201 to potentially improve compliance for their moderate idiopathic PGHD patients. Both doctors commented that there were also a number of patients currently not receiving treatment for PGHD because of their aversion to injections. Dr. Dauber and Dr. Cassorla acknowledged that it was likely that an oral therapeutic like LUM-201 would appeal to this latter population, potentially expanding the market for PGHD therapies.

About Lumos Pharma

Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and received early funding from leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule, currently being evaluated in a Phase 2 clinical trial, the OraGrowtH210 Trial; a PK/PD trial, the OraGrowtH212 Trial; and a switch trial, the OraGrowtH213 Trial for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an orally administered alternative to recombinant growth hormone injections that PGHD patients otherwise endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit https://lumos-pharma.com/.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of Lumos Pharma, Inc. that involve substantial risks and uncertainties. All such statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. A law that, in part, gives us the opportunity to share our outlook for the future without fear of litigation if it turns out our predictions were not correct.

We are passionate about our business - including LUM-201 and the potential it may have to help patients in the clinic. This passion feeds our optimism that our efforts will be successful and bring about meaningful change for patients. Please keep in mind that actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make.

We have attempted to identify forward-looking statements by using words such as “projected,” "upcoming," "will," “would,” "plan," “intend,” "anticipate," "approximate," "expect," “potential,” “imminent,” and similar references to future periods or the negative of these terms. Not all forward-looking statements contain these identifying words. Examples of forward-looking statements include, among others, statements we make regarding progress in our clinical efforts including comments concerning screening and enrollment for our trials, expecting the primary outcome data readout for our trials, the potential to expand our LUM-201 platform into other indications, anticipated market reception to our treatment regimen for PGHD and other indications, plans related to initiation and execution of clinical trials; plans related to moving additional indications into clinical development; future financial performance, results of operations, cash position and sufficiency of capital resources to fund our operating requirements through the primary outcome data readout from the OraGrowtH210 and OraGrowtH212 Trials, and any other statements other than statements of historical fact.

We wish we were able to predict the future with 100% accuracy, but that just is not possible. Our forward-looking statements are neither historical facts nor assurances of future performance. Forward-looking statements contained in this announcement are made as of this date and Lumos undertakes no duty to update such information except as required under applicable law. You should not rely on any of these forward-looking statements and, to help you make your own risk determinations, we have provided an extensive discussion of risks that could cause actual results to differ materially from our forward-looking statements in the "Risk Factors" section and elsewhere in Lumos Pharma’s Annual Report on Form 10-K for the year ended December 31, 2021, as well as other reports filed with the SEC including our Quarterly Reports on Form 10-Q. All of these documents are available on our website. Before making any decisions concerning our stock, you should read and understand those documents.

We anticipate that subsequent events and developments will cause our views to change. We may choose to update these forward-looking statements at some point in the future, however, we disclaim any obligation to do so. As a result, you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

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Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-792-5454
ir@lumos-pharma.com